SCHEDULE 14C
(RULE 14c-101)


INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Check the appropriate box:

[X]     Preliminary Information Statement     [  ]     Confidential, for Use
                                                       of the Commission
                                                       Only (as permitted by
                                                       Rule 14c-5(d)(2))
[  ]     Definitive Information Statement

HOLMES MICROSYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[  ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)     Title of each class of securities to which transaction applies:


     (2)     Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)     Proposed maximum aggregate value of transaction:

     (5)     Total fee paid:

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)     Amount Previously Paid:


     (2)     Form, Schedule or Registration Statement No.:


     (3)     Filing Party:


     (4)     Date Filed:


HOLMES MICROSYSTEMS, INC.
57 West 200 South
Suite 310
Salt Lake City, Utah 84101

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
   To Be Held ____, 1999

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Holmes Microsystems, Inc., a Texas corporation (the "Company" or "Holmes"), will be held at the offices of the Company, 57 West 200 South, Suite, 310, Salt Lake City, Utah 84101 on _________________, 1999, at 10:00
a.m. local time. An Information Statement for the Meeting is enclosed.

     The Meeting is for the following purposes:

(1) To approve amendments to the Company's Restated Articles of Incorporation that would effect (i) a one hundred-to-one reverse stock split of the Company's issued common stock, par value $.001 per share (the "Common Stock"); (ii) a change in the capitalization of the Company by eliminating the preferred shares and increasing the authorized number of common shares from 49,000,000 to 50,000,000; and (iii) certain other technical changes.

(2) To authorize the issuance of 610,711 post reverse-split shares to the president of the Company for the assumption of all of the outstanding debt of the Company.

(3) To transact any other business that may properly come before the Meeting and any adjournments thereof.

   The close of business on August 31, 1999, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open to the examination of any shareholder during ordinary business hours at the offices of the Company at 57 West 200 South, Suite 310, Salt Lake City, Utah 84101.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Information Statement.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. HOWEVER, ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON.

                              By Order of the Board of Directors

                              Kip Eardley, President

Salt Lake City, Utah
   September 1, 1999

HOLMES MICROSYSTEMS, INC.
57 West 200 South
Suite 310
Salt Lake City, Utah 84101

   INFORMATION STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD _______, 1999

        This Information Statement is being first mailed on ________, 1999, to shareholders of Holmes Microsystems, Inc., a Texas corporation (the "Company" or "Holmes"), by the Board of Directors in connection with a Special Meeting of Shareholders (the "Meeting") of the Company to be held at the offices of the Company, 57 West 200 South, Suite 310, Salt Lake City, Utah 84101, on _______________, 1999, at 10:00 a.m., local time, and at such other times and places to which the Meeting may be adjourned.

     The purpose of the Meeting is to consider and act upon the following:

     (1) the approval of amendments to the Company's Restated Articles of Incorporation (the "Articles of Incorporation") that would effect (i) a one hundred-to-one reverse stock split of the Company's issued common stock, par value $.001 per share (the "Common Stock"); (ii) a change in the capitalization of the Company by eliminating the preferred shares and increasing the authorized number of common shares from 49,000,000 to 50,000,000; and (iii) certain other technical changes.

     (2) The authorization of the issuance of 610,711 post reverse-split shares to the president of the Company for the assumption of all of the outstanding debt of the Company.

     (3) Such other matters as may properly come before the Meeting and any adjournments thereof.

     A shareholder owning 30,778,149 shares (64.06%) of the outstanding Common Stock has indicated its intent to vote in favor of each of these proposals.

RECORD DATE AND VOTING SECURITIES

        The record date for determining the shareholders of the Company entitled to notice of and to vote at the Meeting and any adjournments thereof was the close of business on August 29, 1999 (the "Record Date"), at which time the Company had issued and outstanding approximately 48,051,547 shares of Common Stock. The shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting. No preferred shares are outstanding.

QUORUM AND VOTING

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote thereat is necessary to constitute a quorum to transact business. In deciding all questions and other matters, a holder of Common Stock on the Record Date will be entitled to cast one vote for each share of Common Stock then registered in such holder's name. The approval of each of the proposals will require the affirmative vote of a majority of the Common Stock issued and outstanding at the Record Date.

     Shares referred to as "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter requiring discretionary authority to vote, broker non-votes will be treated as not voting with respect to that matter (even though those shares are considered present for quorum purposes and may be entitled to vote on other matters).

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company's executive officers and (iv) all directors and executive officers of the Company as a group.

                                   AMOUNT AND
                                   NATURE OF
     NAME OF BENEFICIAL            BENEFICIAL         PERCENT
     OWNER OR GROUP                OWNERSHIP          OF CLASS

Kip Eardley                           -0-               -0-
5814 South 900 East
Salt Lake City, Utah  84117

Howard M. Oveson                   30,778,149(1)      64.06%
57 West 200 South
Suite 310
Salt Lake City, Utah 84101

Marilyn Welch                       3,147,100          6.55%
Las Vegas, Nevada

Executive Officers and                -0-               -0-
Directors as a Group (1 Person)

        (1)*


PROPOSAL NO. 1
   REVERSE STOCK SPLIT AND CHANGE OF CAPITALIZATION

        The Board of Directors has adopted, and proposes that the shareholders of the Company approve, amendments to the Articles of Incorporation that would effect (i) a one hundred-to-one reverse stock split of the Company's issued common stock, par value $.001 per share (the "Common Stock"); (ii) a change in the capitalization of the Company by eliminating the preferred shares and increasing the authorized number of common shares from 49,000,000 to 50,000,000; and (iii) certain other technical changes. The effect of the revere stock split would be to increase the authorized but unissued shares by a factor of 100.

REASONS FOR THE REVERSE STOCK SPLIT
     The Company has been inactive since 1994 and presently has no assets or on-going operations. Since 1996 the Company has been attempting to settle its outstanding liabilities and seek a new business venture. Management believes that the acquisition of any new business venture would include the issuance of shares of the Common Stock as part of the purchase price therefor. And, it is likely that any person agreeing to sell a business venture to the Company would anticipate obtaining a controlling interest in the Company. Therefore, management believes that the reverse stock split would provide sufficient authorized but unissued shares of Common Stock to permit the Company to issue a controlling interest in the Company to any potential acquiree.

        On June 25, 1999, the Company entered into a letter of intent with Rascals Enterprises, Inc. ("Rascals"), a Delaware corporation in connection with a proposed reverse acquisition by Rascals. The Company did not have sufficient unissued shares of Common Stock to consummate the transaction and was not able to accomplish a reverse spit of the outstanding shares in order to meet the time commitment in the letter of intent. Therefore the letter of intent was terminated on or about July 14, 1999.

     The Company believes the completion of the Reverse Stock Split may not cause the trading price of the Common Stock to increase proportionately since there is currently no active or established trading market of the Common Stock. There can be no assurance that the Reverse Stock Split will result in any change in the price of the Common Stock or that, if the price of the Common Stock does increase as a result of the Reverse Stock Split, such increase would be proportional to the amount of the reverse split.

   SEARCH FOR NEW BUSINESS VENTURE

        The Company is currently seeking potential business acquisitions or opportunities to enter into in an effort to commence new business operations. The Company does not propose to restrict its search for a business opportunity to any particular industry or geographical area and may, therefore, engage in essentially any business in any industry. The Company has unrestricted discretion in seeking and participating in a business opportunity.

        The Company's Board of Directors shall make the final determination whether to complete any such venture; the approval of shareholders will not be sought unless required by applicable laws, rules and regulations, its Articles of Incorporation or Bylaws, or contract. Neither the Company's Articles of Incorporation nor its Bylaws presently require stockholder approval for any such acquisition and management does not intend to amend these documents to require shareholder approval. The Company does not intend to provide any disclosure documentation to its shareholders prior to any acquisition transaction. However, as a reporting issuer subject to the reporting requirements of the 1934 Act, the Company will be required to disclose any such transaction in a Current Report on Form 8-K, including audited financial statements of the acquired entity and consolidated pro forma financial statements. Any change in management would be preceded by a statement filed with the SEC and mailed to the shareholders describing the new management.

        The selection of a business opportunity in which to participate is complex and risky. Additionally, as the Company has only limited resources available to it through advances by management, it may be difficult to find good opportunities. There can be no assurance that the Company will be able to identify and acquire any business opportunity based on management's business judgement.

             Management intends to consider a number of factors prior to making any decision as to whether to participate in any specific business endeavor, none of which may be determinative or provide any assurance of success. These may include, but will not be limited to, an analysis of the quality of the entity's management personnel; the anticipated acceptability of any new products or marketing concepts; the merit of technological changes; its present financial condition, projected growth potential and available technical, financial and managerial resources; its working capital, history of operations and future prospects; the nature of its present and expected competition; the quality and experience of its management services and the depth of its management; its potential for further research, development or exploration; risk factors specifically related to its business operations; its potential for growth, expansion and profit; the perceived public recognition or acceptance of its products, services, trademarks and name identification; and numerous other factors which are difficult, if not impossible, to properly or accurately analyze, let alone describe or identify, without referring to specific objective criteria.

         Regardless, the results of operations of any specific entity may not necessarily be indicative of what may occur in the future, by reason of changing market strategies, plant or product expansion, changes in product emphasis, future management personnel and changes in innumerable other factors. Further, in the case of a new business venture or one that is in a research and development stage, the risks will be substantial, and there will be no objective criteria to examine the effectiveness or the abilities of its management or its business objectives. Also, a firm market for its products or services may yet need to be established, and with no past track record, the profitability of any such entity will be unproven and cannot be predicted with any certainty.

        Management will attempt to meet personally with management and key personnel of the entity sponsoring any business opportunity afforded to the Company, visit and inspect material facilities, obtain independent analysis or verification of information provided and gathered, check references of management and key personnel and conduct other reasonably prudent measures calculated to ensure a reasonably thorough review of any particular business opportunity; however, due to time constraints of management, these activities may be limited.

        The Company is unable to predict the time as to when and if it may actually participate in any specific business endeavor. The Company anticipates that proposed business ventures will be made available to it through personal contacts of directors, executive officers and principal stockholders, professional advisors, broker dealers in securities, venture capital personnel, members of the financial community, attorneys and others who may present unsolicited proposals. In certain cases, the Company may agree to pay a finder's fee or to otherwise compensate the persons who submit a potential business endeavor in which the Company eventually participates. Such persons may include the Company's directors, executive officers, beneficial owners or their affiliates. In this event, such fees may become a factor in negotiations regarding a potential acquisition and, accordingly, may present a conflict of interest for such individuals.

        Although the Company has not identified any potential acquisition target, the possibility exists that the Company may acquire or merge with a business or company in which the Company's executive officers, directors, beneficial owners or their affiliates may have an ownership interest. Current Company policy does not prohibit such transactions. Because no such transaction is currently contemplated, it is impossible to estimate the potential pecuniary benefits to these persons.

        Although it currently has no plans to do so, depending on the nature and extent of services rendered, the Company may compensate members of management in the future for services that they may perform for the Company. Because the Company currently has extremely limited resources, and is unlikely to have any significant resources until it has completed a merger or acquisition, management expects that any such compensation would take the form of an issuance of the Company's stock to these persons; this would have the effect of further diluting the holdings of the Company's other stockholders. However, due to the minimal amount of time devoted to management by any person other than the Company's sole director and executive officer, there are no preliminary agreements or understandings with respect to management compensation. Although it is not prohibited by statute or its Articles of Incorporation, the Company has no plans to borrow funds and use the proceeds to make payment to its management, promoters or affiliates.

        Further, substantial fees are often paid in connection with the completion of these types of acquisitions, reorganizations or mergers, ranging from a small amount to as much as $250,000. These fees are usually divided among promoters, founders, or principal shareholders, after deduction of legal, accounting and other related expenses, and it is not unusual for a portion of these fees to be paid to members of management or to principal stockholders as consideration for their agreement to retire a portion of the shares of common stock owned by them. Management may actively negotiate or otherwise consent to the purchase of all or any portion of its common stock as a condition to, or in connection with, a proposed merger or acquisition. It is not anticipated that any such opportunity will be afforded to other stockholders or that such stockholders will be afforded the opportunity to approve or consent to any particular stock buy-out transaction. In the event that such fees are paid, they may become a factor in negotiations regarding any potential acquisition by the Company and, accordingly, may present a conflict of interest for such individuals.

        None of the Company's directors, executive officers or promoters, or their affiliates or associates, has had any negotiations with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger transaction with the Company, except for prior negotiations in connection with abandoned transaction with Rascals. Nor are there any present plans, proposals, arrangements or understandings with any such persons regarding the possibility of any acquisition or merger involving the Company.

EFFECTIVE INCREASE OF AUTHORIZED SHARES

     The Company proposes to effect the Reverse Stock Split while increasing the authorized number of shares of Common Stock from 49,000,000 to 50,000,000. Even without the increase in the authorized number of shares of Common Stock, the Reverse Stock Split will have the effect of increasing the number of authorized shares of Common Stock. The Preferred Stock will not be affected by the Reverse Stock Split, but will be canceled in connection with the adoption of the Amended and Restated Articles of Incorporation. The Company does not have any shares of Preferred Stock issued and outstanding. The Board of Directors believes the proposed amounts of Common Stock and Preferred Stock authorized for issuance are adequate to meet the Company's needs in the foreseeable future. If the Reverse Stock Split is approved, no shareholder approval will be solicited for the issuance of all or any portion of the Common Stock unless required by law or any rules or regulations to which the Company may be subject.

EFFECT OF REVERSE STOCK SPLIT ON SHAREHOLDERS

     The Reverse Stock Split will not affect any shareholder's proportionate equity interest in the Company, except for those shareholders who would receive one more or one less share of Common Stock in lieu of fractional shares. Holders of Common Stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors. The Company's reporting obligations under the Securities Exchange Act of 1934, as amended, will not be affected by the Reverse Stock Split.

EFFECT OF THE REVERSE STOCK SPLIT ON CAPITAL STOCK

        The Company's Articles of Incorporation currently authorize the issuance of 49,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. On the Record Date, the Company had outstanding 48,051,547 shares of Common Stock, leaving 948,453 authorized but unissued shares of Common Stock available for issuance. Following the Reverse Stock Split, the Company will have approximately 480,515 shares of Common Stock outstanding, leaving 49,519,485 authorized but unissued shares of Common Stock available for issuance (giving effect to the increase in the number of authorized shares of Common Stock from 49,000,000 to 50,000,000). Such action could result in potential dilution of the percentage ownership interest of existing shareholders if the effective increase in the authorized but unissued shares of Common Stock were to result in management issuing a significant number of such shares, which is very likely. The par value of the Common Stock will remain at $.001 per share. Because the number of issued shares of Common Stock will decrease but the par value will remain the same after the Reverse Stock Split, the Company's stated capital will decrease by approximately $47,571, and the Company's surplus account will increase by a corresponding amount. This change in the Company's capital accounts will be reflected in the Company's financial statements, along with a notation of the change in outstanding shares of Common Stock, as a result of the Reverse Stock
Split.

     There were no shares of Preferred Stock issued or reserved for issuance on the Record Date. The Preferred Stock will be unaffected by the Reverse Stock Split, but will be eliminated in the Amended and Restated Articles of Incorporation.

     If the Reverse Stock Split Amendment is approved by the shareholders, the Company will file Amended and Restated Articles of Incorporation (the "Restated Articles"), in the form of Exhibit A attached to this Information Statement, reflecting the Reverse Stock Split Amendment, with the Secretary of State of the State of Texas promptly following the conclusion of the Meeting. The Reverse Stock Split will become effective on the date of such filing (the "Effective Date"). On the Effective Date, without further action of the Company or its shareholders, (i) every one hundred shares of Common Stock outstanding will automatically be reverse split into one share outstanding,
(ii) the number of shares of authorized Common Stock will be increased from 49,000,000 to 50,000,000, and (iii) the par value of the Common Stock will remain at $.001 per share. Based on information as of the Record Date, the Company anticipates that the number of outstanding shares of Common Stock, after giving effect to the Reverse Stock Split, will be approximately 480,515 shares. Upon filing the Restated Articles, the Company will notify the shareholders that the Reverse Stock Split has been effected.

   CERTAIN ANTI-TAKEOVER EFFECTS OF THE REVERSE STOCK SPLIT

        As described above, approval of the Reverse Stock Split Amendment will increase the number of authorized shares of Common Stock available for issuance. Under certain circumstances, the Board of Directors could create impediments to, or delay persons seeking to effect, a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to a holder or holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its shareholders. Such an issuance could diminish the voting power of existing shareholders who favor a change in control, and the ability to issue the shares could discourage an attempt to acquire control of the Company. While it may be deemed to have potential anti-takeover effects, the Board is proposing the Reverse Stock Split solely for the purpose of increasing the number of authorized but unissued shares of Common Stock which would be available for issuance in any reverse acquisition of a new business venture. The proposed amendment is not prompted by any specific effort or takeover threat currently perceived by management.
        Approval of the Reverse Stock Split Amendment could have material adverse consequences to the Company's independent stockholders. Such adverse consequences include, but are not limited to, the following:

         Although the effect of the Reverse Stock Split Amendment would be to reverse split the outstanding stock on a pro rata basis, thus affecting each of the shareholders equally, many shareholders would be reduced below 100 shares which would make it significantly more difficult to sell the shares should any market for the Common Stock be established.

         The present Board of Directors would have available 49,519,485 authorized but unissued shares of Common Stock, some or all of which could be issued without shareholder approval. The issuance of a significant number of shares could materially dilute the percentage ownership interest of the current shareholders and there is no assurance that such issuance would result in benefits to the existing shareholders such as greater market liquidity or a higher market price for the shares.

         If the Board of Directors were to issue additional shares to the current sole director, he could acquire sufficient shares to constitute a majority of the outstanding shares. As such, he could continue to vote to retain his position as the sole director; he could adopt provisions which could make it more difficult for anyone to take over the Company; or he could condition any take over on the sale of his interest in the Company at a price greater than could be realized by any other shareholders in any market which may develop for the Common Stock.

        However, management believes that with the current number of shares outstanding, it would be extremely difficult to attract potential new business ventures. Since the Company presently has no operations and no potential for funding without acquiring a new business venture, management believes that the only reasonable alternative would be to reverse split the outstanding stock in order to have available a sufficient number of authorized but unissued shares to issue a controlling block of stock in an acquisition transaction.

EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES

     After the Effective Date, the Company will authorize the issuance of certificates representing one share of Common Stock in exchange for each one hundred shares of Common Stock presently outstanding upon surrender of an existing certificate evidencing outstanding shares of Common Stock.

     No fractional shares of common stock will be issued in connection with the Reverse Stock Split. Assuming the approval of the Reverse Stock Split Amendment, a shareholder who would otherwise be entitled to receive, in the aggregate, a number of shares of Common Stock that included a fraction of a share equal to or greater than one-half will receive, in lieu thereof, that number of shares rounded up to the next highest whole share. A shareholder who would otherwise be entitled to receive, in the aggregate, a number of shares that included a fraction less than one-half will not receive such fractional share and will be entitled only to that number of shares aggregate, rounded down to the next lowest whole share; provided, however, that any shareholder owning less than one hundred shares will be rounded up to at least one whole share. All shares returned to the Company as a result of the Reverse Stock Split will be canceled and returned to the status of authorized but unissued shares. It is possible that shareholders holding less than 100 shares (otherwise known as "Odd Lots") of the Company's Common Stock following the Reverse Stock Split may have difficulty in disposing of their shares in that the commissions charged to sell such shares may exceed the value of the shares.

     The Company's transfer agent will represent the Company as exchange agent ("Exchange Agent"), in connection with the Reverse Stock Split. As soon as practicable after the Effective Date, the holders of the Common Stock will be notified that the Reverse Stock Split has been effected and will be asked to surrender to the Exchange Agent any certificate(s) representing outstanding shares of Common Stock in exchange for new certificate(s) representing the reduced number of shares of Common Stock that will result from the Reverse Stock Split. On the Effective Date, each certificate representing shares of Common Stock will be deemed for all purposes to represent the reduced number of shares of Common Stock that will result from the Reverse Stock Split, whether or not the certificates representing outstanding Common Stock are surrendered for exchange.

NO DISSENTERS' RIGHTS

     The Texas Business Corporation Act does not vest shareholders of the Company with dissenters' rights with respect to the Reverse Stock Split.

RESALES OF RESTRICTED SECURITIES

     The Reverse Stock Split Amendment will not affect the transferability of shares of Common Stock or any present restriction on the sale thereof. Therefore, for purposes of determining the relevant holding period as prescribed by Rule 144 under the Securities Act of 1933, as amended, the shares of Common Stock to be issued to each shareholder after the Effective Date will be deemed to have been acquired on the date on which the shareholder acquired the shares of Common Stock held immediately prior to the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES

     A summary of the federal income tax consequences of the Reverse Stock Split is set forth below. The discussion is based on present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the Reverse Stock Split. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular shareholder in light of such shareholder's personal investment circumstances or to certain types of shareholders subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code") (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Accordingly, shareholders are urged to consult their personal tax advisors for an analysis of the effect of the Reverse Stock Split on their respective tax situations, including consequences under applicable state, local or foreign tax laws.

     Pursuant to Section 368(a)(1)(E) of the Code, the Company believes the Reverse Stock Split will qualify as a recapitalization to the extent that outstanding shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither the Company nor its shareholders will recognize any gain or loss for federal income tax purposes as a result thereof.

     The shares of Common Stock to be issued to each shareholder to effect the Reverse Stock Split will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of Common Stock held by such shareholder immediately prior to the Effective Date. A shareholder's holding period for the shares of Common Stock to be issued will include the holding period for shares of Common Stock exchanged therefor, provided that such outstanding shares of Common Stock were held by the shareholder as capital assets on the Effective Date.

VOTE REQUIRED

     Approval of the Reverse Stock Split Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. If the Reverse Stock Split Amendment is approved by the shareholders of the Company, the proper officers of the Company will file a copy of the Restated Articles with the Secretary of State of the State of Texas to effect the Reverse Stock Split as promptly as practicable.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE REVERSE STOCK SPLIT AMENDMENT

PROPOSAL NO. 2
   ISSUANCE OF 610,711 SHARES OF COMMON STOCK

        The Company is seeking ratification of a proposal to issue 610,711 post reverse-split shares of Common Stock to Kip Eardley, the sole director and president of the Company. Mr. Eardley has assumed all of the outstanding liabilities of the Company in consideration for such shares. At April 30,1999, the Company had total liabilities of $610,711, including outstanding judgments against it in the principal amount of approximately $526,711 and outstanding promissory notes in the principal amounts of $84,000. These liabilities were incurred in connection with the prior business of the Company which ceased during the year ended January 31, 1994. Mr. Eardley has settled and filed satisfactions of judgement for approximately $492,806 of the outstanding judgements set forth in the financial statements. Mr. Eardley has agreed to indemnify the Company for the remaining judgements in the amount of $33,905, plus interest, and the promissory notes in the principal amount of $84,000, plus interest. Notwithstanding the agreement, the Company will remain principally liable for the unsettled outstanding judgements and promissory notes. The Company has no cash or other assets with which to settle the liabilities, and management believes that the elimination of such liabilities from the balance sheet may make it easier to attract new business ventures.

        The number of shares to be issued to Mr. Eardley was arbitrarily determined by him at a value of $1.00 per share for each $1.00 of principal debt assumed. The determination of the number of shares to be issued to him was also based upon a desire to provide him with numerical control of the outsta nding stock of the Company. As a result of the issuance of the 610,711 shares to Mr. Eardley, he will own approximately 56% of the outstanding shares.
Thus, Mr. Eardley would be able to elect all directors in the future.

        Mr. Eardley has not received any compensation, directly or indirectly, from the Company for his services as an officer of the Company. He may actively negotiate or otherwise consent to the purchase of all or a portion of the remaining shares of Common Stock owned by him as a condition to, or in connection with, a proposed merger or acquisition. It is not anticipated that any such opportunity will be afforded to other stockholders or that such stockholders will be afforded the opportunity to approve or consent to any particular stock buy-out transaction. In the event that such fees are paid, they may become a factor in negotiations regarding any potential acquisition by the Company and, accordingly, may present a conflict of interest for such individuals.

        The effect of the issuance of the 610,711 shares to Mr. Eardley would be to further dilute the holdings of the other stockholders of the Company. Giving effect to the Reverse Stock Split, Mr. Eardley would then own approximately 56% of the total outstanding shares of Common Stock. No shares of Common Stock have preemptive rights.

        Approval of the issuance of the 610,711 shares of Common stock to Mr. Eardley requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal.

        As a result of the issuance of the shares to Mr. Eardley and the assumption of the existing liabilities, and assuming Mr. Eardley is able to settle all of the obligations, the liabilities set forth on the balance sheet of the Company at April 30, 1999, would be eliminated, stated capital would be increased by $3,000, additional paid-in capital would be increased by $607,711, and the accumulated deficit would be decreased by a like amount.

        Because of Mr. Eardley's interest in the proposed transaction, the Board of Directors is not making a recommendation relating to this proposal.

   FINANCIAL STATEMENTS
        Copies of the Company's unaudited financial statements for the year ended January 31, 1999 (including operating statements for the year ended January 31, 1998), and the period ended April 30, 1999, are attached hereto.

                              By Order of the Board of Directors

                              /s/ Kip Eardley, Secretary

Salt Lake City, Utah
   September 1, 1999

Holmes Microsystems, Inc.
Balance Sheets

                                 April          January             January
                                 30, 1999       31, 1999            31, 1998
               ASSETS

Current Assets
     Cash                       $     -0-     $     -0-           $     -0-

     Total Assets               $     -0-     $     -0-           $     -0-

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
     Judgements payable         $     526,711 $     526,711       $     526,711
     Notes Payable                     84,000        84,000              84,000

     Total Current Liabilities        610,711       610,711             610,711

Stockholders' Equity
     Preferred stock - Series A;
        $.001 par value; 100,000
        shares authorized; -0-,
        7,500 and 7,500 shares
        issued & outstanding
        8% noncumlative
        convertible                       -0-             8                   8

     Preferred stock - Series B;
        $.001 par value;
        5,000 shares authorized;
        -0-, 840 and 840 shares
        issued and outstanding
        10% cumlative convertible         -0-             1                   1

     Common Stock; $.001 Par Value;
        49,000,000 shares authorized;
        48,051,547 shares issued and
        outstanding                      48,051      48,051              48,051
        Paid In Capital               4,342,333   4,342,333           4,342,333
        Accumulated Deficit          (5,001,104) (5,001,104)         (5,001,104)

        Total Stockholder' Equity      (610,711)   (610,711)           (610,711)

     Total Liabilities &
     Stockholders' Equity             $     -0-    $     -0-          $     -0-

Holmes Microsystems, Inc.
Statement of Operations

                            For the three          For Year           For Year
                            Months ended            Ended              Ended
                               April                January            January
                              30, 1999             31, 1999           31, 1998

Revenues                     $     -0-           $     -0-            $     -0-

Operating Expenses                 -0-                 -0-                  -0-

Net Income                   $     -0-           $     -0-            $     -0-

Net Income Per Share         $     .00           $     .00            $     .00

Holmes Microsystems, Inc.
Statements of Cash Flows

                              For the three         For Year            For Year
                              Months ended          Ended               Ended
                                 April              January             January
                                30, 1999            31, 1999           31,1998

Cash Flows from Operating
Activities
     Net Income               $     -0-          $     -0-            $     -0-
     Adjustments to Reconcile
     Net Income to Net Loss
     Used by Operating
     Activities:
      Forgiveness of Debt           -0-                -0-                  -0-
     Increase in Accounts Payable   -0-                -0-                  -0-

     Net Cash Used by
     Operating Activities           -0-                -0-                  -0-

Cash Flows from Financing Activities
     Advances from Officer          -0-                -0-                  -0-

     Net Cash Used from
     Financing Activities           -0-                -0-                  -0-

     Net Decrease in Cash           -0-                -0-                  -0-

     Cash at Beginning of Year      -0-                -0-                  -0-

     Cash at End of Year      $     -0-          $     -0-            $     -0-

Disclosures from Operating Activities
     Interest                 $     -0-          $     -0-            $     -0-
     Taxes                          -0-                -0-                  -0-

Holmes Microsystems, Inc.
Statement of Change in Stockholders' Equity

               Preferred   Preferred             Additional
                Stock       Stock      Common    Paid-In    Accum.
               Series A    Series B     Stock    Capital   Deficit      Total
Balance as
of 1/31/97
     Shares     7,500       840     48,051,547
     Amount   $   8     $   1  $    48,051  $ 4,342,333 $(5,001,104) $(610,711)

Net Income                                              $    -0-     $   -0-

Balance as
 of 1/31/98
     Shares     7,500       840      48,051,547
     Amount   $   8     $   1  $     48,051 $ 4,342,333 $(5,001,104) $(610,711)

Net Income                                              $    -0-     $   -0-

Balance as
 of 1/31/99
     Shares     7,500       840      48,051,547
     Amount   $   8     $   1  $     48,051 $ 4,342,333 $(5,001,104) $(610,711)

Net Income                                              $    -0-     $   -0-

Retirement of
 Preferred Shares
     Shares    (7,500)     (840)
     Amount   $  (8)    $  (1)

Balance as
 of 4/30/99
     Shares       -0-      -0-     48,051,547
     Amount  $     -0-  $  -0-   $    48,051 $ 4,342,333 $(5,001,104) $(610,711)

EXHIBIT A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HOLMES MICROSYSTEMS, INC.

ARTICLE ONE

     Holmes Microsystems, Inc. a Texas corporation (the "Corporation"), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts the attached Amended and Restated Articles of Incorporation that accurately copy the Articles of Incorporation of the Corporation and all previous amendments thereto and further amend the Articles of Incorporation as provided therein (these "Restated Articles"). These Restated Articles contain no other change in any provision of the Articles of Incorporation.


ARTICLE TWO

     The Articles of Incorporation of the Corporation are hereby amended by these Restated Articles as follows:

     (1)Article One is amended to change the name of the Corporation to "Rascals Entertainment Companies, Inc., Inc."

     (2)Article Four is amended to effect a one hundred-to-one reverse stock split of the issued common stock, par value $.001 per share (the "Old Common Stock"), of the Corporation, eliminating the preferred stock, and increasing the number of shares of common stock from 49,000,000 to 50,000,000. Effective as of the close of business on the date of filing these Restated Articles (the "Effective Time"), the filing of these Restated Articles shall effect a reverse stock split (the "Reverse Stock Split") pursuant to which each share of Old Common Stock currently issued shall be reclassified and converted into one-one hundredth of a share of common stock, par value $.001 per share (the "New Common Stock"), of the Corporation, thereby reducing the number of issued shares of Common Stock from 48,051,547 to approximately 480,515 (with any fractional share equal to or greater than one-half being rounded up to the nearest whole share and any fractional share less than one-half being rounded down to the nearest whole share, except that for any shareholder who owns less than one hundred shares of the Old Common Stock, he shall receive at least one share of New Common Stock). Each stock certificate that prior to the Effective Time represented shares of Old Common Stock shall, following the Effective Time, represent the number of shares of New Common Stock into which such shares of Old Common Stock shall have been converted.

     (2)Article Seven of the original Articles of Incorporation is amended to eliminate the names and addresses of the members of the Board of Directors in place at the time the Articles of Incorporation of the Corporation were previously adopted, and now reflects the names and addresses of the current members of the Board of Directors of the Corporation.

     (3)Articles Five and Six of the original Articles of Incorporation are amended to affect certain technical changes, and Article Ten is added to the Restated Articles to permit action by the shareholders without a meeting.


ARTICLE THREE

     Each amendment made by these Restated Articles has been effected in conformity with the provisions of the Texas Business Corporation Act. The number of shares of Common Stock outstanding at the time these Restated Articles were adopted was 48,051,547, and the number of shares of such Common Stock entitled to vote on the Restated Articles as so amended was 48,051,547. At a meeting held on the date these Restated Articles were filed, the shareholders of the Corporation voted for and against the Restated Articles as follows:

CLASS                  FOR                                   AGAINST

Common Stock           ________________                      ________________


ARTICLE FOUR

     These Restated Articles maintain the par value of the Common Stock at $.001 per share and effect a reverse stock split of the Old Common Stock in the ratio of one hundred-to-one. Accordingly, the stated capital of the Corporation has been decreased from $48,051 to $480, with $47,571 being transferred to the Corporation's capital surplus.


ARTICLE FIVE

     The Articles of Incorporation and all of the amendments and supplements thereto are hereby superseded by the attached Amended and Restated Articles of Incorporation, which accurately copy the entire text thereof, as amended as above set forth.


        EXECUTED as of the _______ day of September 1999.
     HOLMES MICROSYSTEMS, INC.


     By /s/ Kip Eardley, President



AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HOLMES MICROSYSTEMS, INC.


ARTICLE ONE

     The name of the Corporation is Rascals Entertainment Companies, Inc.


ARTICLE TWO

     The period of its duration is perpetual.


ARTICLE THREE

     The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.


ARTICLE FOUR

     The aggregate number of shares of capital stock that the Corporation will have authority to issue is 50,000,000, all of which will be shares of Common Stock, having a par value of $.001 per share.

     Effective as of the close of business on the date of filing these Restated Articles (the "Effective Time"), the filing of these Restated Articles shall effect a reverse stock split (the "Reverse Stock Split") pursuant to which each share of common stock, par value $.001 per share (the "Old Common Stock"), of the Corporation currently issued shall be reclassified and converted into one-one hundredth of a share of common stock, par value $.001 per share (the "New Common Stock"), of the Corporation, thereby reducing the number of issued shares of Common Stock from 48,051,547 to approximately 480,515 (with any fractional share equal to or greater than one-half being rounded up to the nearest whole share and any fractional share less than one-half being rounded down to the nearest whole share, except that for any shareholder who owns less than one hundred shares of the Old Common Stock, he shall receive at least one share of New Common Stock). Each stock certificate that prior to the Effective Time represented shares of Old Common Stock shall, following the Effective Time, represent the number of shares of New Common Stock into which such shares of Old Common Stock shall have been converted.


ARTICLE FIVE

     The post office address of the Corporation's registered office is 2139 Stone Moss Lane, Grapevine, Texas 75051, and the name of its registered agent at such address is Mark White.


ARTICLE SIX

     The number of directors of the Corporation shall be specified or determined in the manner provided in the Bylaws, and such number may from time to time be increased or decreased in such manner as may be prescribed in the Bylaws. The name and address of the current member of the Board of Directors who will serve as such until the next annual meeting of shareholders or until his successor is elected and qualified, is as follows: Kip Eardley, 5814 South 900 East, Salt Lake City, UT 84117.


ARTICLE SEVEN

     To the fullest extent permitted by the laws of the State of Texas as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director. Any repeal or modification of this Article will not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article.


ARTICLE EIGHT

     The shareholders of the Corporation shall not have a preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares.


ARTICLE NINE

     The shareholders of the Corporation by this Article are hereby prohibited from cumulatively voting their shares at any election for Directors.


ARTICLE TEN

     Any action required or permitted by law, these Articles of Incorporation or the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

     Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

        EXECUTED as of the _______ day of September 1999.


     By Kip Eardley, President
     Holmes Microsystems, Inc.